Exhibit 5.5

A PROFESSIONAL LIMITED LIABILITY COMPANY

ATTORNEYS AT LAW

3700 IDS CENTER

80 SOUTH EIGHTH STREET

MINNEAPOLIS, MINNESOTA 55402

www.briollaw.com

TELEPHONE (612) 756-7777

TELECOPIER (612) 337-5151

March 19, 2012

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Re: Pinnacle Entertainment, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Casino Magic Corp., a Minnesota corporation, in connection with the registration by Pinnacle Entertainment, Inc. (“Pinnacle”) of the offer and sale from time to time by Pinnacle of $325,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2022 (the Notes) and guarantees (the “Guarantees”) of certain subsidiaries of Pinnacle listed in the Registration Statement (“the Guarantors”), including Casino Magic Corp. (the “Minnesota Guarantor”), pursuant to the Underwriting Agreement dated March 5, 2012 by and among Pinnacle and the underwriters named therein (the “Underwriting Agreement”). The Notes and the Guarantees are to be issued pursuant to that certain Indenture, dated as of March 19, 2012,(the “Indenture”) by and among Pinnacle, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., a New York banking corporation, as trustee (the “Trustee”). The Notes and Guarantees are to be sold pursuant to a prospectus supplement, dated March 5, 2012 filed with the Securities and Exchange Commission (the “Commission”) (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-179890) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission.

Pinnacle Entertainment, Inc.

March 19, 2012

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Indenture, the form of Notes and Guarantees and such corporate records, proceedings, documents and matters of the Minnesota Guarantor as we have deemed necessary or appropriate as a basis for this opinion.

Without limiting the generality of the foregoing, in our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers, or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon, without independent verification, the accuracy and completeness of certificates or comparable documents of public officials and certificates and the oral or written statements and factual representations of officers, directors, and other representatives of Pinnacle, the Minnesota Guarantor, and others. We have also assumed that the Notes and Guarantees will be delivered against payment of valid consideration, that the Notes and Guarantees will by duly executed, issued, and delivered by duly authorized officers of Pinnacle and the Guarantors, and that the Notes will be duly authenticated by the Trustee, all in accordance with the terms of the Indenture and the Prospectus. We have also assumed that the Trustee is duly organized, validly existing under the laws of its jurisdiction of organization, and duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and will constitute the legally binding obligations of the Trustee; that the Trustee will be in compliance with respect to its obligations under the Indenture and with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that that the Guarantee to which the Minnesota Guarantor is a party have been duly authorized by such Minnesota Guarantor.

Pinnacle Entertainment, Inc.

March 19, 2012

The opinion set forth herein is expressly limited to the laws of the State of Minnesota, not including its blue sky or securities laws, and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or blue sky laws or regulations.

We consent to you filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Notes. To effect such filing (by incorporation by reference), we hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K. If required by the rules of the Commission, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and Prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. We also consent to reliance on this opinion by Irell & Manella LLP, with respect to matters of Minnesota law relevant to their opinion letter to the Company dated as of the date hereof and filed as Exhibit 5.1 to the Current Report on Form 8-K.

Very truly yours,

/s/ Briol & Associates, PLLC